Exhibit 99.1

KONTOOR BRANDS ANNOUNCES THIRD QUARTER 2019 RESULTS
Third Quarter 2019 GAAP EPS of $0.25, Adjusted EPS of $0.95
Restructuring and cost-savings initiatives on track, fueling gross margin gains

GREENSBORO, N.C. - November 7, 2019 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its third quarter ended September 28, 2019.
“Third quarter 2019 results were in line with our expectations, as we continued to execute on our strategy of setting the foundation for long-term operational success,” said Scott Baxter, President and Chief Executive Officer, Kontoor Brands. “We’re beginning to realize the benefits of the previously announced restructuring and cost-savings initiatives, while we continue to stabilize and globalize our organization. And, we're improving the quality of our sales, including exiting unprofitable points of distribution, changing business models and rationalizing underperforming SKUs. These actions create the building blocks for healthy, sustainable future growth.”
Third Quarter 2019 Income Statement Review
This release refers to “adjusted” amounts that exclude the impact of restructuring and separation costs, changes in our business model, a non-cash impairment charge related to our Rock & Republic® trademark and other adjustments. This release also refers to “constant currency” amounts. These adjustments are further described in the Non-GAAP Financial Measures paragraph below. All per share amounts are presented on a diluted basis.
Revenue decreased 9 percent year-over-year to $638 million on a reported basis in the third quarter of 2019 and was down 8 percent in constant currency. Compared to third quarter 2018 adjusted revenue, revenue declined 6 percent in the quarter.
Revenue declines during the quarter, compared with third quarter 2018 adjusted revenues, were primarily driven by three factors:

•
Proactive strategic quality-of-sales initiatives contributed 3 points to the decline, reflecting actions taken to exit an underperforming country and other global points of distribution, including select channels in India;

•	Impacts of a major U.S. retailer bankruptcy in the fourth quarter of 2018, which represented about 2 points of the decline; and,

•	Foreign currency headwinds that impacted revenues by approximately 1 point.
During the third quarter, U.S. revenue was $457 million, down 9 percent on a reported basis. U.S. revenue declined 6 percent compared with 2018 adjusted revenues, including the impact of a major U.S. retailer bankruptcy, which was approximately 3 points of the decline. Our strategic actions, including exiting less profitable points of distribution and select programs also weighed on U.S.

revenues. International revenue was $181 million, down 11 percent on a reported basis and down 8 percent in constant currency, driven primarily by exiting unprofitable points of distribution in India and other planned country exits and business model changes. These factors were partially offset by growth in China and favorable timing of shipments in Europe. International revenues declined 8 percent compared with third quarter 2018 adjusted revenues, sequentially improving from second quarter results.
Wrangler® brand global revenue decreased 7 percent to $367 million on a reported basis and in constant currency. Global revenues declined 6 percent and U.S. revenue declined 4 percent compared with third quarter 2018 adjusted revenue, with approximately 2 points of the decline due to the customer bankruptcy. Of note, the Wrangler® brand's U.S. wholesale performance is down 2 percent year-to-date compared with 2018 adjusted revenue, driven by the customer bankruptcy. We anticipate global revenues of the brand to improve in the fourth quarter of 2019.
As expected, Lee® brand global revenues sequentially moderated in the third quarter, decreasing 8 percent to $232 million on a reported basis, down 6 percent in constant currency. The customer bankruptcy impacted the results by 3 points, while quality-of-sales actions tempered revenues, as well. Of note, on a constant currency basis, Lee® brand revenue increased 8 percent in China during the third quarter, with broad-based strength across all channels of distribution, including a 10 percent comp store increase and 41 percent increase in our Digital business.
Other global revenue (including non-branded VF Outlet™ and Rock & Republic®) decreased to $39 million.
Gross margin increased 30 basis points to 40.1 percent on a reported basis. On an adjusted basis, gross margin was up 20 basis points to 40.9 percent. Increases were primarily due to the impacts of restructuring and quality-of-sales initiatives, as well as favorable channel mix, which more than offset the negative impact of strategic actions taken in India and the pressure from foreign currency. As anticipated, we’ve seen year-over-year comparison improvements in gross margin in each of the past three quarters.
Selling, General & Administrative (SG&A) expenses were $192 million on a reported basis. On an adjusted basis, SG&A was $178 million, up 80 basis points to 27.9 percent of revenues, driven primarily by higher demand creation, higher bad debt expense in India and fixed cost de-leverage due to revenue declines. These increases were partially offset by tight expense control and restructuring benefits.
Non-cash impairment of intangible asset represents a $33 million charge related to the Rock & Republic® trademark.
Operating income on a reported basis was $31 million. On an adjusted basis, operating income was $83 million, down 11 percent. Operating margin on a reported basis declined to 4.9 percent of revenues. Adjusted operating margin decreased 60 basis points to 13.0 percent.
Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $37 million. Adjusted EBITDA was $90 million, down 10 percent. EBITDA margin on a reported basis declined to 5.7 percent of revenues. Adjusted EBITDA margin decreased 50 basis points to 14.1 percent. Actions taken in India drove an approximate $8 million unfavorable adjusted EBITDA impact in the quarter.

Earnings per share was $0.25 on a reported basis. Adjusted earnings per share was $0.95. Actions taken in India drove an approximate $0.09 unfavorable adjusted earnings per share impact in the quarter.
Balance Sheet
The Company ended third quarter 2019 with $41 million in cash and equivalents, and approximately $1 billion in total debt.
Consistent with our capital allocation strategy, during the third quarter of 2019, we paid our first regular quarterly cash dividend of $0.56 per share. Additionally, on October 23, 2019, the Company announced that the Kontoor Brands' Board of Directors declared a regular quarterly cash dividend of $0.56 per share payable on December 20, 2019, to shareholders of record at the close of business on December 10, 2019.
Inventory at the end of third quarter 2019 was $545 million, up 1 percent compared to the prior year period, primarily due to inventory built in anticipation of plants closed during the quarter. At year-end, inventory levels are expected to improve and be relatively flat-to-below prior year levels, reflecting an estimated $75 million inventory reduction from the third quarter to the fourth quarter.
Full-Year 2019 Outlook
“We’ve made great progress and our strategic actions are on track,” Baxter said. “We remain confident that we will continue to drive improved profitability and generate significant cash flow in support of achieving our long-term annualized total shareholder return goal of 8 to 10 percent.”
In the back half of the year, actions in India are expected to drive an adverse adjusted EBITDA impact of approximately $16 million, which includes $8 million in the fourth quarter. Despite the magnitude of actions in India, the Company anticipates delivering on the lower half of the previously announced adjusted EBITDA outlook for fiscal 2019 of $340 million to $360 million. While favorable mix from restructuring and strategic quality-of-sales actions will benefit gross margin in the fourth quarter, unfavorable mix in India will temper the underlying strength.
Kontoor Brands’ outlook for the fiscal year ended December 28, 2019, is as follows:

•
Adjusted EBITDA is now expected to be in the lower half of our previously announced range of $340 million to $360 million, reflecting a high-single digit to low-double digit decline compared with full-year 2018 adjusted EBITDA.

•
Revenue is still expected to exceed $2.5 billion, reflecting a mid-single digit decline compared with full-year 2018 adjusted revenue. Excluding the negative impact of foreign currency exchange rates, impacts of a prior year U.S. retailer bankruptcy and strategic business exits, full-year 2019 revenue is expected to be relatively consistent with full-year 2018 adjusted revenue. The Company continues to expect second half revenue to improve relative to the first half of 2019, with the fourth quarter benefiting the most from strategic actions and the fourth quarter 2018 customer bankruptcy comparison.

•
Capital Expenditures are still expected to range between $55 million and $65 million, including approximately $30 million to $40 million to support the design and implementation of a global enterprise resource planning (ERP) system. As previously announced, the global ERP system implementation is expected to require approximately $80 million to $90 million of capital investment during a two-to-three-year period and is expected to result in significant efficiencies and cost savings, once fully implemented.

•	Other full-year assumptions include an effective tax rate of approximately 24 percent. Interest expense should be approximately $40 million in 2019, or $60 million on an annualized basis.

•	We anticipate the total reduction in long-term debt for fiscal 2019 will be approximately $100 million.
Reaffirmed 2020 to 2021 Financial Roadmap

•	Revenue is expected to increase at a low-single digit compound annual growth rate (CAGR) over the period.

•	Adjusted EBITDA is expected to increase at a mid-single digit CAGR over the period.

•	Capital Expenditures are expected to range between $105 million and $110 million in aggregate over the two-year period.
Webcast Information
Kontoor Brands will host its third quarter 2019 conference call beginning at 8:30 a.m. Eastern Time today, November 7, 2019. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location for three months.
Non-GAAP Financial Measures
Adjusted Amounts - This release refers to “adjusted” amounts that exclude the impact of restructuring and separation costs, changes in our business model, a non-cash impairment charge related to our Rock & Republic® trademark and other adjustments.
Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.
Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands
Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements
Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting Kontoor Brands and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of Kontoor to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with Kontoor Brands’ spin-off from VF Corporation, including the risk of disruption to Kontoor’s business in connection with the spin-off and that Kontoor could lose revenue as a result of such disruption; the risk that Kontoor does not realize all of the expected benefits of the spin-off; the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; and the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of Kontoor. Other risks for Kontoor include foreign currency fluctuations; the level of consumer demand for apparel; disruption to distribution systems; reliance on a small number of large customers; the financial strength of customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense competition from online retailers, manufacturing and product innovation; increasing pressure on margins; ability to implement its business strategy; ability to grow its international and direct-to-consumer businesses; Kontoor’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that Kontoor’s facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; stability of manufacturing facilities and foreign suppliers; continued use by suppliers of ethical business practices; ability to accurately forecast demand for products; continuity of members of management; ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by licensees and distributors of the value of Kontoor’s brands; ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; the risk of economic uncertainty associated with the pending exit of the United Kingdom from the European Union ("Brexit") or any other similar referendums that may be held; and adverse or unexpected weather conditions. More information on potential factors that could affect Kontoor’s financial results is included from time to time in Kontoor’s public reports filed with the SEC and Kontoor Brands’ Registration Statement on Form 10 also filed with the SEC.

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Income
(Unaudited)

	Three Months Ended September		%	Nine Months Ended September		%
(dollars in thousands)	2019	2018	Change	2019	2018	Change
Net revenues	$638,138	$704,246	(9)%	$1,896,228	$2,037,765	(7)%
Costs and operating expenses
Cost of goods sold	382,181	424,053	(10)%	1,157,383	1,203,259	(4)%
Selling, general and administrative expenses	192,293	184,909	4%	596,466	571,080	4%
Non-cash impairment of intangible asset	32,636	—	*	32,636	—	*
Total costs and operating expenses	607,110	608,962	0%	1,786,485	1,774,339	1%
Operating income	31,028	95,284	(67)%	109,743	263,426	(58)%
Interest income from former parent, net	—	2,104	(100)%	3,762	5,415	(31)%
Interest expense	(14,140)	(200)	*	(21,876)	(981)	*
Interest income	712	1,508	(53)%	3,543	4,176	(15)%
Other expense, net	(1,456)	(2,084)	(30)%	(3,797)	(4,522)	(16)%
Income before income taxes	16,144	96,612	(83)%	91,375	267,514	(66)%
Income taxes	1,642	25,594	(94)%	23,474	56,342	(58)%
Net income	$14,502	$71,018	(80)%	$67,901	$211,172	(68)%
Earnings per common share
Basic	$0.26	$1.25		$1.20	$3.73
Diluted	$0.25	$1.25		$1.19	$3.73
Weighted average shares outstanding
Basic	56,694	56,648		56,663	56,648
Diluted	57,401	56,648		56,989	56,648
Basis of presentation: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended September 2019 and September 2018 relate to the 13-week and 39-week fiscal periods ended September 28, 2019 and September 29, 2018, respectively. References to December 2018 relate to the balance sheet as of December 29, 2018.
* Calculation not meaningful

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Balance Sheets
(Unaudited)

(in thousands)	September 2019	December 2018	September 2018
ASSETS
Current assets
Cash and equivalents	$40,804	$96,776	$93,135
Accounts receivable, net	302,582	252,966	318,071
Due from former parent, current	—	547,690	267,605
Notes receivable from former parent	—	517,940	546,740
Inventories	545,426	473,812	540,936
Other current assets	73,162	52,014	48,906
Total current assets	961,974	1,941,198	1,815,393
Due from former parent, noncurrent	—	611	1,100
Property, plant and equipment, net	126,963	138,449	141,346
Operating lease assets	96,590	—	—
Intangible assets, net	17,530	53,059	54,186
Goodwill	212,834	214,516	214,587
Other assets	169,874	110,632	116,698
TOTAL ASSETS	$1,585,765	$2,458,465	$2,343,310
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$6,028	$3,215	$5,617
Current portion of long-term debt	7,500	—	—
Accounts payable	149,685	134,129	163,375
Due to former parent, current	—	16,140	69,542
Notes payable to former parent	—	269,112	269,112
Accrued liabilities	190,353	194,228	178,109
Operating lease liabilities, current	35,992	—	—
Total current liabilities	389,558	616,824	685,755
Operating lease liabilities, noncurrent	64,328	—	—
Other liabilities	95,701	118,189	112,393
Long-term debt	980,607	—	—
Commitments and contingencies
Total liabilities	1,530,194	735,013	798,148
Total equity	55,571	1,723,452	1,545,162
TOTAL LIABILITIES AND EQUITY	$1,585,765	$2,458,465	$2,343,310

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Nine Months Ended September
(in thousands)	2019	2018
OPERATING ACTIVITIES
Net income	$67,901	$211,172
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	23,020	23,669
Stock-based compensation	19,192	14,012
Non-cash impairment of intangible asset	32,636	—
Due from former parent	548,301	(47,090)
Due to former parent	(16,065)	31,525
Other, net	(95,210)	(188,119)
Cash provided by operating activities	579,775	45,169
INVESTING ACTIVITIES
Capital expenditures	(11,750)	(17,627)
Collection of notes receivable from former parent	517,940	1,000
Other, net	729	3,647
Cash provided (used) by investing activities	506,919	(12,980)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,050,000	—
Payment of debt issuance costs	(12,993)	—
Principal payments of long-term debt	(50,000)	—
Repayment of notes payable to former parent	(269,112)	—
Net transfers to former parent	(1,814,682)	(19,373)
Dividends paid	(31,763)	—
Proceeds from issuance of Common Stock, net of shares withheld for taxes	(1,908)	—
Other, net	(10,868)	1,733
Cash used by financing activities	(1,141,326)	(17,640)
Effect of foreign currency rate changes on cash and cash equivalents	(1,340)	(2,225)
Net change in cash and cash equivalents	(55,972)	12,324
Cash and cash equivalents – beginning of period	96,776	80,811
Cash and cash equivalents – end of period	$40,804	$93,135

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reportable Segment Information
(Unaudited)

	Three Months Ended September		% Change	% Change Constant Currency (a)
(dollars in thousands)	2019	2018
Segment revenues:
Wrangler	$367,206	$395,613	(7)%	(7)%
Lee	232,221	251,510	(8)%	(6)%
Other (b)	38,711	57,123	(32)%	(32)%
Total segment revenues	$638,138	$704,246	(9)%	(8)%
Segment profit:
Wrangler	$61,070	$65,104	(6)%	(6)%
Lee	30,156	36,107	(16)%	(13)%
Other (b)	843	(1,339)	163%	163%
Total segment profit	$92,069	$99,872	(8)%	(6)%
Non-cash impairment of intangible asset (c)	(32,636)	—	*	*
Corporate and other expenses	(29,861)	(6,672)	348%	348%
Interest income from former parent, net	—	2,104	(100)%	(100)%
Interest expense	(14,140)	(200)	*	*
Interest income	712	1,508	(53)%	(53)%
Income before income taxes	$16,144	$96,612	(83)%	(82)%

	Nine Months Ended September		% Change	% Change Constant Currency (a)
	2019	2018
Segment revenues:
Wrangler	$1,101,133	$1,158,341	(5)%	(4)%
Lee	680,660	731,244	(7)%	(4)%
Other (b)	114,435	148,180	(23)%	(23)%
Total segment revenues	$1,896,228	$2,037,765	(7)%	(5)%
Segment profit:
Wrangler	$141,715	$195,720	(28)%	(34)%
Lee	61,536	90,161	(32)%	(30)%
Other (b)	(437)	(1,725)	*	*
Total segment profit	$202,814	$284,156	(29)%	(33)%
Non-cash impairment of intangible asset (c)	(32,636)	—	*	*
Corporate and other expenses	(64,232)	(25,252)	154%	155%
Interest income from former parent, net	3,762	5,415	(31)%	(31)%
Interest expense	(21,876)	(981)	*	*
Interest income	3,543	4,176	(15)%	(15)%
Income before income taxes	$91,375	$267,514	(66)%	(70)%
(a) Refer to constant currency definition on the following pages.
(b) Other is included for purposes of reconciliation of revenues and profit, but the Other category is not considered a reportable segment. Other includes sales of (i) VF-branded products and third-party branded merchandise at VF OutletTM stores, (ii) Rock & Republic® branded apparel, (iii) products manufactured in our plants sold to VF and VF's use of our transportation fleet and (iv) services in fulfilling a transition services agreement related to VF's sale of its Nautica® brand business in mid-2018. Sales of Wrangler® and Lee® branded products at VF Outlet™ stores are not included in Other and are reported in the respective segments above.
(c) Represents a $32.6 million impairment charge related to the Rock & Republic® trademark recorded in the third quarter of fiscal 2019. The impairment charge was excluded from segment profit as it is not considered a component of ongoing business operations.
* Calculation not meaningful

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reportable Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended September 2019
	As Reported	Adjust for Foreign
(in thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$367,206	$2,089	$369,295
Lee	232,221	4,261	236,482
Other	38,711	3	38,714
Total segment revenues	$638,138	$6,353	$644,491
Segment profit:
Wrangler	$61,070	$334	$61,404
Lee	30,156	1,081	31,237
Other	843	—	843
Total segment profit	$92,069	$1,415	$93,484
Non-cash impairment of intangible asset	(32,636)	—	(32,636)
Corporate and other expenses	(29,861)	(29)	(29,890)
Interest expense	(14,140)	(15)	(14,155)
Interest income	712	1	713
Income before income taxes	$16,144	$1,372	$17,516

	Nine Months Ended September 2019
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,101,133	$16,513	$1,117,646
Lee	680,660	18,234	698,894
Other	114,435	21	114,456
Total segment revenues	$1,896,228	$34,768	$1,930,996
Segment profit:
Wrangler	$141,715	$(12,413)	$129,302
Lee	61,536	1,380	62,916
Other	(437)	2	(435)
Total segment profit	$202,814	$(11,031)	$191,783
Non-cash impairment of intangible asset	(32,636)	—	(32,636)
Corporate and other expenses	(64,232)	(91)	(64,323)
Interest income from former parent, net	3,762	—	3,762
Interest expense	(21,876)	(340)	(22,216)
Interest income	3,543	19	3,562
Income before income taxes	$91,375	$(11,443)	$79,932
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures by Quarter (Non-GAAP)
(Unaudited)

	Three Months Ended September
(in thousands, except for per share amounts)	2019	2018

Net revenues - as reported under GAAP	$638,138	$704,246
Business model changes(a)	—	(22,248)
Adjusted net revenues	$638,138	$681,998

Cost of goods sold - as reported under GAAP	$382,181	$424,053
Restructuring & separation costs(b)	(4,867)	(129)
Business model changes(a)	—	(20,207)
Other adjustments(c)	—	631
Adjusted cost of goods sold	$377,314	$404,348

Selling, general and administrative expenses - as reported under GAAP	$192,293	$184,909
Restructuring & separation costs(b)	(14,490)	(1,087)
Business model changes(a)	—	(4,460)
Other adjustments(c)	—	5,437
Adjusted selling, general and administrative expenses	$177,803	$184,799

Other expense, net - as reported under GAAP	$(1,456)	$(2,084)
Business model changes(a)	—	53
Other adjustments(c)	1,183	1,164
Adjusted other expense, net	$(273)	$(867)

Diluted earnings per share - as reported under GAAP	$0.25	$1.25
Restructuring & separation costs(b)	0.26	0.02
Business model changes(a)	—	0.05
Non-cash impairment of intangible asset(d)	0.44	—
Other adjustments(c)	—	(0.09)
Adjusted diluted earnings per share	$0.95	$1.23

Net income - as reported under GAAP	14,502	71,018
Income taxes	1,642	25,594
Interest income from former parent, net	—	(2,104)
Interest expense	14,140	200
Interest income	(712)	(1,508)
EBIT	$29,572	$93,200

Depreciation and amortization	6,995	7,581

EBITDA	$36,567	$100,781
Restructuring & separation costs(b)	19,357	1,216
Business model changes(a)	—	2,472
Non-cash impairment of intangible asset(d)	32,636	—
Other adjustments(c)	1,183	(4,904)
Adjusted EBITDA	$89,743	$99,565
Basis of presentation: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to the September 2019 and September 2018 quarters relate to the 13-week fiscal periods ended September 28, 2019 and September 29, 2018, respectively.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures by Quarter (Non-GAAP)
(Unaudited)

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) Business model changes relate to the exit of unprofitable markets in select European and South American countries, and the discontinuation of manufacturing for VF Corporation. The business model change costs resulted in a net tax benefit of $0.129 million for September 2018.
(b) Restructuring costs relate to strategic actions taken to achieve cost savings, and separation costs relate to the spin-off from VF Corporation and establishment of Kontoor as a separate public company. The restructuring and separation costs resulted in a net tax expense of $4.470 million and $0.236 million for September 2019 and September 2018, respectively.
(c) Other adjustments have been made to revise historical corporate allocations, primarily attributable to the carve-out basis of accounting, so that adjusted EBITDA reflects the anticipated cost structure of a separate public company. Additionally, adjustments have been made to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense for calculation of adjusted EBITDA for debt compliance purposes. The other adjustments resulted in a net tax benefit of $1.292 million for September 2018.
(d) Non-cash impairment of intangible asset relates to a write-down of the Rock & Republic® trademark intangible asset to reflect fair value. During the third quarter of fiscal 2019, the Company determined that the exclusive domestic wholesale distribution and licensing agreement of the Rock & Republic® brand would not be extended. This was considered a triggering event that required management to perform a quantitative impairment analysis of the related trademark intangible asset. The $32.636 million impairment charge resulted in a tax benefit of $7.442 million for September 2019.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended September
	2019		2018
(dollars in thousands)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$638,138	$638,138	$704,246	$681,998

Gross profit	$255,957	$260,824	$280,193	$277,650
As a percentage of total net revenues	40.1%	40.9%	39.8%	40.7%

Selling, general and administrative expenses	$192,293	$177,803	$184,909	$184,799
As a percentage of total net revenues	30.1%	27.9%	26.3%	27.1%

Earnings per common share - diluted	$0.25	$0.95	$1.25	$1.23

EBIT	$29,572	$82,748	$93,200	$91,984

EBITDA	$36,567	$89,743	$100,781	$99,565
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Net Revenue
(Unaudited)

	Three Months Ended September 2019
	Net Revenues - As Reported Under GAAP

(in thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$283,616	$93,931	$5,970	$383,517
Non-U.S. Wholesale	60,523	99,386	340	160,249
Branded Direct-To-Consumer	23,067	38,904	9	61,980
Other	—	—	32,392	32,392
Total	$367,206	$232,221	$38,711	$638,138

Geographic revenues
U.S.	$302,819	$115,700	$38,263	$456,782
International	64,387	116,521	448	181,356
Total	$367,206	$232,221	$38,711	$638,138

	Three Months Ended September 2018
	Net Revenues - As Reported Under GAAP

(in thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$298,747	$104,138	$6,551	$409,436
Non-U.S. Wholesale	71,381	107,424	—	178,805
Branded Direct-To-Consumer	25,485	39,948	45	65,478
Other	—	—	50,527	50,527
Total	$395,613	$251,510	$57,123	$704,246

Geographic revenues
U.S.	$316,910	$126,778	$57,123	$500,811
International	78,703	124,732	—	203,435
Total	$395,613	$251,510	$57,123	$704,246

	Adjustments for Business Model Changes (a)

	Wrangler	Lee	Other	Total
Channel revenues
Non-U.S. Wholesale	$(3,225)	$(533)	$—	$(3,758)
Branded Direct-To-Consumer	(2,965)	(571)	—	(3,536)
Other	—	—	(14,954)	(14,954)
Total	$(6,190)	$(1,104)	$(14,954)	$(22,248)

Geographic revenues
U.S.	$—	$—	$(14,954)	$(14,954)
International	(6,190)	(1,104)	—	(7,294)
Total	$(6,190)	$(1,104)	$(14,954)	$(22,248)

	Adjusted Net Revenues

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$298,747	$104,138	$6,551	$409,436
Non-U.S. Wholesale	68,156	106,891	—	175,047
Branded Direct-To-Consumer	22,520	39,377	45	61,942
Other	—	—	35,573	35,573
Total	$389,423	$250,406	$42,169	$681,998

Geographic revenues
U.S.	$316,910	$126,778	$42,169	$485,857
International	72,513	123,628	—	196,141
Total	$389,423	$250,406	$42,169	$681,998
(a) Business model changes relate to the exit of unprofitable markets in select European and South American countries, and the discontinuation of manufacturing for VF Corporation.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Vanessa McCutchen, (336) 332-5612
Senior Director, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com